Exhibit (h)(4)

Amendment No. 5 to Services Agreement

This amendment (the “Amendment”) between the parties signing below (the “Parties”) amends the Existing Agreement as of March 17, 2025:

Term	Means
“Existing Agreement”	The Services Agreement between SS&C and Fund dated October 16, 2021, as amended
“SS&C”	ALPS Fund Services, Inc.
“Fund”	MassMutual Advantage Funds on behalf of the MassMutual Emerging Markets Debt Blended Total Return Fund

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Article A and general terms in Article B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS Fund Services, Inc.		MassMutual Advantage Funds on behalf of the MassMutual Emerging Markets Debt Blended Total Return Fund
By:	/s/ Bhagesh Malde	By:	/s/ Renée Hitchcock
Name:	Bhagesh Malde	Name:	Renée Hitchcock
Title:	Authorized Representative	Title:	CFO & Treasurer

Article A to this Amendment

Amendments

The Existing Agreement is amended as follows:

1.	MassMutual Emerging Markets Debt Blended Total Return Fund is removed as a series; and Schedule B List of Funds is deleted and replaced with new Schedule B attached hereto.

Article B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.
2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.
3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. The parties consent to the use of electronic or digital technology for the execution of this Amendment, and that delivery of the executed Amendment or counterpart of the Amendment by facsimile, e-mail transmission via portable document format (.pdf), Docusign, or other electronic means will be equally effective and binding as delivery of a manually executed Amendment or counterpart or the Amendment.
4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.

Schedule B

List of Funds

MassMutual Premier Funds

	Class I	Class R5	Service Class	Administrative Class	Class R4	Class A	Class R3	Class Y	Class L	Class C
MassMutual High Yield Fund	MPHZX	MPHSX	DLHYX	MPHLX	MPHRX	MPHAX	MPHNX	BXHYX	N/A	BXHCX
MassMutual Short-Duration Bond Fund	MSTZX	MSTDX	MSBYX	MSTLX	MPSDX	MSHAX	MSDNX	BXDYX	BXDLX	BXDCX

MassMutual Advantage Funds

	Class I	Class Y	Class A	Class C
MassMutual Clinton Limited Term Municipal Fund	MMZPX	MMZQX	MMJDX	N/A
MassMutual Clinton Municipal Fund	MMZVX	MMZWX	MMZUX	N/A
MassMutual Clinton Municipal Credit Opportunities Fund	MMJBX	MMJCX	MMJAX	N/A
MassMutual Global Credit Income Opportunities Fund	BXITX	BXIYX	BXIAX	BXICX
MassMutual Global Floating Rate Fund	BXFIX	BXFYX	BXFAX	BXFCX
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